Exhibit 10.119

Notice of [YEAR] Stock Option Award Granted Under the
Fourth Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan
Important Note: You must login to your account at to accept this Award and obtain other important information concerning this Award, such as a copy of the Fourth Amended and Restated Tree.com 2008 Stock and Annual Incentive Plan (the “Amended 2008 Plan”) and the Terms and Conditions for Option Awards (the “Terms and Conditions”). Additional copies of these documents are also available on the MyEquity page of the Company intranet or upon request from your Human Resources Department. You acknowledge that you have received copies of the Plan and the Plan’s prospectus.

Award Recipient:
[YEAR] Stock Option Award:	Under the Amended 2008 Plan: You have been awarded a nonqualified option to acquire xxx Shares of Tree.com common stock at an “Exercise Price” of $xxx per Share (“Stock Option”);
Award Date:	_______________, 201___
Vesting Schedule:
Subject to your continued employment with Tree.com or its Subsidiaries or Affiliates, your Stock Option shall, subject to the provisions of the Amended 2008 Plan, vest and no longer be subject to any vesting restriction in three equal annual installments (rounded to nearest whole number) on each of the first three anniversaries of your Award Date, beginning [DATE].

Expiration Date:
Once vested, your Stock Option will expire upon the earlier of (i) the expiration of the 12-month period following your Termination of Employment for any reason other than death, Disability or Retirement, (ii) the expiration of the one-year period following your Termination of Employment due to death, Disability or Retirement or (iii) 10 years from your Award Date (the “Expiration Date”), except as otherwise provided in the Amended 2008 Plan or the attached Terms and Conditions.

If you do not exercise your vested Stock Option before the Expiration Date, your unexercised Stock Option will be forfeited and canceled in its entirety.

Impact of a Termination of Employment:
Except as otherwise provided in the Amended 2008 Plan, and any employment agreement between you and Tree.com, the unvested portion of this Stock Option will be forfeited without consideration and canceled in its entirety upon your Termination of Employment.

Terms and Conditions:
Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the Amended 2008 Plan.

Your Stock Option is subject to the Terms and Conditions attached hereto and to the Amended 2008 Plan, which are posted on www.benefitaccess.com and incorporated herein by reference, and any employment agreement between you and Tree.com. Copies of these documents are also available upon request from your Human Resources Department. In the event of a conflict between the Terms and Conditions and this Notice, this Notice shall control.

Without a complete review of these documents, you will not have a full understanding of all the material terms of your Stock Option.

Terms and Conditions for Stock Option Award
Overview
These Terms and Conditions apply to the stock option (the “Award”) awarded to you by Tree.com, Inc. (“Tree.com” or the “Company”) pursuant to Section 5 of the Fourth Amended and Restated Tree.com 2008 Stock and Annual Incentive Plan (the “2008 Amended Plan”). You were notified of your Award by way of an award notice (the “Award Notice”). All capitalized terms used herein, to the extent not defined, shall have the meaning as set forth in the 2008 Amended Plan.
Continuous Service
In order for the Award to vest, you must be continuously employed by Tree.com or any of its Subsidiaries or Affiliates during the Restriction Period (as defined below) or as otherwise provided in the Vesting section below. Nothing in your Award Notice, these Terms and Conditions, or the 2008 Amended Plan shall confer upon you any right to continue in the employ or service of Tree.com or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time and for any or no reason.
Vesting
Subject to the Award Notice, these Terms and Conditions and the 2008 Amended Plan, the Award shall vest and no longer be subject to satisfaction of any restriction on the dates and subject to any applicable performance conditions (such period during which restrictions apply is the “Restriction Period”) as set forth in the Vesting Schedule section of the Award Notice.
[Notwithstanding the foregoing, 100% of your then-outstanding and unvested portion of your Award shall vest upon the occurrence of a Change in Control which occurs during your employment with Tree. Com (or any Subsidiary or Affiliate). The term “Change in Control” is defined in the 2008 Amended Plan, and includes certain events affecting Tree.com (not events only affecting specific businesses of Tree.com).]
[Notwithstanding the foregoing, in the event you experience a Termination of Employment due to your Retirement, death or Disability, then 100% of your then-outstanding and unvested portion of your Award shall vest upon such Termination of Employment.]
[Include any other specific vesting events approved by the Compensation Committee.]
Termination of Employment
Upon your Termination of Employment with Tree.com or any of its Subsidiaries or Affiliates during the Restriction Period for any reason, any unvested portion of this Award shall be forfeited and canceled in its entirety without consideration effective immediately upon such Termination of Employment. The then vested portion of this Stock Option may remain exercisable after your Termination Employment to the extent permitted under Plan section 5(i).
For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Employment.
Exercise
When you wish to exercise this Award, you must notify the Company by filing a “Notice of Exercise” in the form prescribed by Tree.com at the address given on the form. Your notice must specify how many Shares you wish to purchase and is subject to the minimum purchase limitation set forth in Plan section 5(g). The notice can only become effective after it is received and approved by the Company. If someone else wants to exercise this Stock Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
When you submit your Notice of Exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of (i) certified or bank check or (ii) to the extent approved by the Committee by any of the methods described in Plan sections 5(g)(i), 5(g)(ii), or 5(g)(iii).

Taxes and Withholding
No later than the date as of which an amount in respect of any part of this Award first becomes includable in your gross income for federal, state, local or foreign income or employment or other tax purposes, Tree.com or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of Shares or cash issued upon settlement of the Award that gives rise to the withholding requirement. In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall generally have a Fair Market Value equal to the aggregate amount of Tree.com’s withholding obligation on the date of exercise of the Stock Option. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the settlement of your Award, be required to pay to Tree.com, or make arrangements satisfactory to Tree.com regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. To the extent approved by the Committee, you may satisfy the applicable tax withholding amounts as permitted under Plan section 14(d).
Non-Transferability of the Award
Your Award shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise except as may be permitted under Plan section 5(j).
No Rights as a Stockholder
Until your Award is exercised and settled with Shares, you shall not be entitled to any rights of a stockholder with respect to the Award (including the right to vote the underlying Shares or receive dividends). Moreover, if Tree.com declares and pays dividends on the Common Stock during the Restriction Period, this Award will not be credited with any dividends.
Other Restrictions
The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of Shares, then in any such event, the Award and/or any issuance of Shares under the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
Conflicts and Interpretation
In the event of any conflict between these Terms and Conditions and the 2008 Amended Plan, the 2008 Amended Plan shall control; provided, that an action or provision that is permissive under the terms of the 2008 Amended Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2008 Amended Plan shall govern. In the event of (i) any conflict between the Award Notice (or any information posted on Tree.com’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com) and Tree.com’s books and records, or (ii) ambiguity in the Award Notice (or any information posted on Tree.com’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com), Tree.com’s books and records shall control.
Amendment
Tree.com may modify, amend or waive the terms of your Awards, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.
Data Protection
The acceptance of your Award constitutes your authorization of the release from time to time to Tree.com or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Award and/or the 2008 Amended Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Award and/or the 2008 Amended Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Award also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which Tree.com, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
Sections 409A, 280G and 4999 of the Code
Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and related rules and regulations (“Section 409A”). In no event shall Tree.com be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A (or Code Section 280G or 4999) with respect to any amounts or benefits paid to you in respect of your Award.
Notification of Changes
Any changes to these Terms and Conditions shall either be posted on Tree.com’s intranet or communicated (either directly by Tree.com or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) after such change becomes effective.